Exhibit 10.15
Execution Version
SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT (the “Agreement”), dated as of May _____, 2010 is made and entered into by and among the following shareholders of ImaRx Therapeutics, Inc., a Delaware corporation (the “Purchaser”): Edward Sylvan, Terry Sylvan and Michael Doban (collectively, the “Sycamore Majority Shareholders”), JRT Productions, Inc., a California corporation (“JRT”), and Red Cat Productions, Inc., a California corporation (“Red Cat,” and together with JRT, the “Target Shareholders,” and together with Sycamore Shareholders, collectively the “Shareholders” and each individually, a “Shareholder”). The Shareholders enter into this Agreement connection with (1) that certain Agreement and Plan of Merger, dated as of March 17, 2010, (the “Merger Agreement”), and (2) that certain that certain Agreement for the Purchase and Sale of Stock, dated as of March 17, 2010 (the “Stock Exchange Agreement”). Unless otherwise indicated, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.
RECITALS:
WHEREAS, prior to the consummation of the transaction contemplated by the Merger Agreement and the Stock Exchange Agreement (the “Transaction”), the Purchaser had issued and outstanding 11,665,733 shares of common stock issued and outstanding, (ii) certain warrants to purchase 834,126 shares of the Company’s $.0001 par value common stock; and (iii) certain options to purchase 421,935 shares of the Company’s $.0001 par value common stock, which shares, warrants and options were held by certain holders (the “ImaRx Shareholders”);
WHEREAS, prior to the Transaction, the Sycamore Majority Shareholders and other Sellers (as defined in the Stock Exchange Agreement, and collectively with the Sycamore Majority Shareholders, the “Sycamore Shareholders”) were the owners of 100% of issued and outstanding shares of $.001 par value common stock of Sycamore Films, Inc., a Nevada corporation (the “Subsidiary”);
WHEREAS, pursuant to the Merger Agreement and the Stock Exchange Agreement, the Purchaser shall have issued an additional 79,376,735 shares of the Purchaser’s $0.0001 par value common stock to the Target Shareholders and the Sycamore Shareholders, thereby 91,042,468 shares of the Purchaser’s $.0001 par value common stock shall be issued and outstanding;
WHEREAS, upon the Closing of the Transaction, the Purchaser’s capital structure, on a fully diluted basis, shall be as reflected in the schedule below (“Purchaser Shareholders Schedule”):

	Percentage		Number of Shares of
Shareholder(s)	Ownership		Common Stock
JRT	2.5%		2,307,463
Red Cat	2.5%		2,307,463
Sycamore Shareholders:	81	% =	74,761,808

	Percentage	Number of Shares of
Shareholder(s)	Ownership	Common Stock
Edward Sylvan	52.46%	48,419,808
Terry Sylvan	16.00%	14,767,764
Michael Doban	1.00%	922,985
other shareholders	11.54%	10,651,250
ImaRx Shareholders (on fully diluted basis)	14%	11,665,733, plus warrants for 834,126, plus options for 421,935 = 12,921,794
Total (on fully diluted basis)	100%	92,298,528
WHEREAS, JRT and Red Cat each own 50% of the issued and outstanding shares of no par value common stock of the Target;
WHEREAS, pursuant to the Merger Agreement, the Target shall merge with and into the Subsidiary;
WHEREAS, pursuant to the Stock Exchange Agreement, the Subsidiary shall become a wholly owned subsidiary of the Purchaser;
WHEREAS, Joseph Takats (“Takats”) is the owner of 100% of the issued and outstanding shares of no par value common stock of JRT;
WHEREAS, Donald Scotti (“Scotti”) is the owner of 100% of the issued and outstanding shares of no par value common stock of Red Cat; and
WHEREAS, the execution and delivery of this Agreement by the Shareholders is a condition precedent to the Closing of the Transaction;
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
AGREEMENT
1. Voting.
a. The Purchaser’s Board of Directors. The Purchaser’s Board of Directors (the “Purchaser’s Board”) shall consist of not more than seven (7) directors, of which two (2) directors shall be Scotti and Takats. For the duration of this Agreement, and so long as Red Cat and JRT each own at least 250,000 shares of the Purchaser’s common stock prior to the Reverse Stock Split (or at least 125,000 such shares after the Reverse Stock Split), all Shareholders agree to take all actions as are reasonably necessary to cause Scotti and Takats to remain directors on the Purchaser’s Board, including, but not limited to, nominating Scotti and Takats as directors in connection with each annual meeting of the shareholders of the Purchaser. So long as Scotti and Takats remain directors on the Purchaser’s Board, the Shareholders shall vote all their shares of the Purchaser’s common stock against any resolution or amendment of the Purchaser’s Certificate of Incorporation or Bylaws, or any other transaction that would cause the membership of the Purchaser’s Board to exceed seven (7) directors, unless Scotti and Takats affirmatively approve a different vote as to any such action.
b. The Subsidiary’s Board of Directors. The Subsidiary’s Board of Directors (the “Subsidiary’s Board”) shall consist of the Sycamore Majority Shareholders, Scotti, and Takats. The directors shall serve until their successors are appointed or elected and duly qualified. For the duration of this Agreement, the Shareholders, in their capacity as directors of the Purchaser’s Board, shall annually vote to appoint Scotti and Takats as directors of the Subsidiary’s Board.
2. Shares Ownership. Each Shareholder hereby represents, warrants and guarantees that the Purchaser Shareholders Schedule in the recitals hereof truly and accurately represents such Shareholder’s stock ownership as of the date of Closing of the Transaction.
3. Injunctive Relief. The Shareholders agree to comply fully with, and be bound by, the terms and provisions of this Agreement, which has been carefully considered and specifically agreed as being reasonable and necessary. Therefore, if any Shareholder shall at any time breach, violate or fail to comply fully with the terms of this Agreement, other Shareholders shall be entitled to equitable relief against the breaching Shareholder by way of injunction (in addition to, but not in substitution for, any and all other relief to which such non-breaching Shareholders may be entitled either by law or in equity) to restrain such breach or violation and to compel compliance with the terms of this Agreement. The Shareholders hereby waive any necessity or desirability of posting any bond or other security in any proceeding brought to enforce the terms of this Agreement.
4. Termination. This Agreement shall terminate upon the earliest of (i) the mutual written agreement to terminate executed by the Shareholders, or (ii) death or incapacity of Scotti or Takats, as declared by a court of competent jurisdiction, provided that in case of death or incapacity of one of them, the Agreement shall remain in full force and effect with respect to the other.
5. Miscellaneous.
a. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of the State of California, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice of law rules that would require the application of the Laws of any other jurisdiction).
b. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
c. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and his, her or its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

d. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
e. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
f. Amendment. This Agreement may be amended, supplemented or modified only by an instrument in writing signed on behalf of the parties hereto.
g. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
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IN WITNESS WHEREOF, each of the parties has caused this Shareholders Agreement to be duly executed on its behalf as of the day and year first above written.

JRT PRODUCTIONS, INC.

By:
Name: Joseph Takats
Title: President

RED CAT PRODUCTIONS, INC.

By:
Name: Donald Scotti
Title: President

“SYCAMORE MAJORITY SHAREHOLDERS”

By:
Edward Sylvan

By:
Terry Sylvan

By:
Michael Doban

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